EXHIBIT 12

                  AMES DEPARTMENT STORES, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                        (In Thousands, Except Ratio Data)

                               TWENTY-SIX
                               WEEKS ENDED                                FISCAL YEAR ENDED
                              -------------  -------------------------------------------------------------------------
                               August 4,     February 3,    January 29,    January 30,     January 31,    January 25,
                                  2001          2001           2000            1999           1998           1997
                              -------------  ------------   ------------   -------------   ------------   ------------
Income (loss) before
income
    taxes, extraordinary item
    and cumulative effect
    adjustment                    (87,353)     (288,377)       (31,355)          52,605         53,633         26,804

Add:
    Interest expense                45,464        87,961
                                                                 60,843          15,253         11,600         19,043
    Interest component of
    rental expense                  17,090        28,876         29,253          21,121         18,409         16,541
                              -------------  ------------   ------------   -------------   ------------   ------------

Earnings available for fixed
charges                           (24,799)     (171,540)         58,741          88,979         83,642         62,388

Fixed Charges:
    Interest expense                45,464        87,961
                                                                 60,843          15,253         11,600         19,043
    Interest component of
    rental expense                  17,090        28,876         29,253          21,121         18,409         16,541
                              -------------  ------------   ------------   -------------   ------------   ------------

Total fixed charges                 62,554       116,837         90,096          36,374         30,009         35,584

Ratio of earnings to fixed
     charges                        (0.4)x        (1.5)x           0.7x            2.4x           2.8x           1.8x



For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes, extraordinary item and cumulative effect adjustment plus fixed charges (net of capitalized interest). Fixed charges consist of interest expense on all indebtedness and capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness, and one-third of rent expense on operating leases representing that portion of rent expense deemed by us to be attributable to interest. For the twenty-six weeks ended August 4, 2001 and the fiscal year ended February 3, 2001, the amount of additional earnings that would have been required to cover fixed charges for these periods was $87.4 million and $288.4 million, respectively.